Exhibit 10.29

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (including all exhibits and schedules hereto, this “Agreement”) is made as of the              day of September, 2006, by and among Imperium Renewables, Inc., a Washington corporation (“Imperium”), Imperium Grays Harbor, LLC, a Washington limited liability company (“IPGH”), both with offices located at 1418 Third Avenue, Suite 300, Seattle, WA 98101, and Royal Caribbean Cruises, Ltd., a Liberia corporation with offices located at 1050 Caribbean Way, Miami, FL 33132 (“RCL”).

RECITALS

A. IPGH and RCL are parties to that certain First Amended and Restated Biodiesel Purchase Agreement dated as of September __, 2006; and

B. In connection with entry into the Biodiesel Purchase Agreement, RCL has agreed to purchase an ownership interest in IPGH, a wholly owned subsidiary of Imperium, for a total purchase price of $10 million, upon such terms and conditions as are further described in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, the parties agree as follows:

1.	General Definitions

Certain terms are defined in the text of this Agreement. In addition, capitalized terms that appear in this Agreement shall have the meanings set forth below unless the context expressly requires otherwise:

“Affiliate” of any Person shall mean any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person. “Control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Authorization” shall mean any consent, license, permit, grant, authorization, certificate, endorsement, qualification or approval of any Governmental Entity that is used in or necessary to (a) the ownership, operation or conduct of the business of IPGH , or (b) permit IPGH to own or lease its Properties.

“Biodiesel Purchase Agreement” shall mean that certain First Amended and Restated Biodiesel Purchase Agreement entered into as of September __, 2006, by and between IPGH and RCL, attached to this Agreement as Exhibit B.

“Claims” shall mean any civil, criminal or administrative claim, demand, cause of action, suit, proceeding, arbitration, hearing or investigation.

“Closing” shall mean the consummation of the purchase and sale of the Units under this Agreement and “Closing Date” shall mean the date referred to in Section 3.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and/or the treasury regulations promulgated thereunder.

“Contract” shall mean all contracts, agreements, licenses, obligations, promises, instruments and other undertakings and arrangements, including purchase orders, sales orders, sale and distribution agreements, supply and processing agreements and all other agreements relating primarily or exclusively to the operation of the business of IPGH.

“Financial Statements” shall have the meaning set forth in Section 4.6.

“Governmental Entity” shall mean a federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, commission, board, bureau, or other authority or instrumentality, domestic or foreign, including, without limitation, any body exercising or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“IPGH Members” shall mean those Persons whose names are set forth in the Operating Agreement along with their permitted successors and assigns.

“Law” shall mean any domestic or foreign constitutional provision, statute, ordinance or other law, rule, regulation or interpretation of any Governmental Entity and any decision, decree, injunction, judgment, order, ruling or assessment of any Governmental Entity or any arbitrator.

“Loss” shall mean any loss, damage, judgment, debt, liability, diminution of value, obligation, fine, penalty, cost or expense (including, but not limited to, any legal or accounting fee or expense), whether or not relating to personal injury, property damage, public or worker health, welfare or safety or the environment.

“Material Adverse Effect” shall mean an effect that could reasonably be expected to be materially adverse to the assets, properties, business, operations, results of operations, condition (financial or otherwise) or prospects of IPGH.

“Operating Agreement” shall mean that certain Operating Agreement of IPGH dated as of September __, 2006, which is attached hereto as Exhibit A.

“Person” shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, Governmental Entity and any other entity.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Entity or arbitrator.

“Schedule of Exceptions” shall mean the Schedule of Exceptions attached hereto as Exhibit C.

“Tax” (and, in the plural, “Taxes”) shall mean (a) domestic or foreign federal, state or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever (including, without limitation, any income, net income, gross income, receipts, windfall profit, severance, property, production, sales, use, business and occupation, license, excise, registration, franchise, employment, payroll, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, estimated, transaction, title, capital, paid-up capital, profits, occupation, premium, value-added, recording, real property, personal property, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of Contract, assumption, transferee liability, operation of Law, Section 1.1502-6(a) of the treasury regulations promulgated under the Code (or any predecessor or successor thereof or any similar provision under Law) or otherwise.

“Tax Returns” shall mean any return, report or statement required to be filed with respect to any Tax (including any attachments thereto and any amendment thereof), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, consolidated, combined or unitary returns for any group of entities that includes IPGH.

“Unit” shall mean a unit of ownership interest in IPGH as defined and contemplated in the Operating Agreement.

2.	Purchase and Sale of Units

2.1	Operating Agreement

At or immediately prior to the Closing, Imperium and RCL shall enter into and execute the Operating Agreement.

2.2	Issuance of Units to RCL; Capital Contribution

Subject to the terms and conditions of this Agreement, RCL shall contribute $10 million to the capital of IPGH, and IPGH shall issue to RCL in exchange therefor 10,000,000 Units (the “RCL Units”).

2.3	Tax Treatment of Purchase

Unless otherwise required by Law, the parties shall treat the transaction contemplated by Section 2.2 of this Agreement for all income Tax purposes as one or more contributions to the capital of IPGH under Section 721(a) of the Code, and no party hereto shall take (nor permit any Affiliate to take) any position or file any Tax Return inconsistent with such treatment.

3.	Closing and Closing Date

(a) The Closing shall take place at the offices of IPGH, 1418 Third Avenue, Suite 300, Seattle, WA 98101 on September             , 2006, or on such other date or such other place on which the parties may agree (the “Closing Date”).

(b) At the Closing, RCL shall make the capital contribution described in Section 2.2 by bank wire transfer of funds to IPGH and IPGH shall credit the capital account of RCL on the books of IPGH with $10 million.

4.	Representations and Warranties of IPGH

IPGH represents and warrants to RCL that, except as set forth in the corresponding section of the Schedule of Exceptions, the following statements are accurate and complete.

4.1	Organization; Qualification; Good Standing

(a) IPGH is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Washington. IPGH has all requisite power and authority to carry on its business as presently conducted and as presently proposed to be conducted, and as applicable, to carry out the transactions contemplated in this Agreement, the Operating Agreement and the Biodiesel Purchase Agreement, and to issue the RCL Units to RCL. IPGH is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure so to register or qualify would not have a Material Adverse Effect.

(b) The copy of the Operating Agreement attached hereto as Exhibit A is an accurate and complete copy of the Operating Agreement.

4.2	Capitalization

Prior to the date of this Agreement, Imperium was the sole owner of IPGH. Exhibit A to Operating Agreement sets forth a list of all IPGH Members as of the date of this Agreement and the Operating Agreement and the number of units owned of record by each of the IPGH members.

4.3	Authorization of Purchased Units

At the Closing, the sale, issuance and delivery of the RCL Units hereunder and under the Operating Agreement will be duly authorized by all requisite action of Imperium and IPGH. When issued and delivered, the RCL Units will be validly issued and outstanding under the Operating Agreement, and shall be issued free and clear of all liens, pledges, encumbrances, charges, agreements or claims by or on the part of any person or entity, assuming the substance of the RCL representations set forth in Section 5.5 hereof.

4.4	Authorization and Enforceability

All actions on the part of Imperium and IPGH, as applicable, necessary for the due authorization, execution, delivery and performance of this Agreement, the Operating Agreement and the Biodiesel Purchase Agreement, the consummation of the transactions contemplated hereby and thereby, and the performance of obligations under this Agreement, the Operating Agreement and the Biodiesel Purchase Agreement have been taken or will be taken prior to the Closing. This Agreement, and the Operating Agreement and the Biodiesel Purchase Agreement will be on or before the Closing, duly executed and delivered by IPGH, as contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligation of IPGH, enforceable against IPGH in accordance with its terms. On execution and delivery by IPGH of this Agreement, such agreement will constitute the legal, valid and binding obligation of IPGH, enforceable against IPGH in accordance with its terms.

4.5	Consents

No notices, reports or other filings are required to be made by IPGH with, nor are any Authorizations required to be obtained by IPGH from, any Governmental Entity or any other Person in connection with the execution, delivery and performance by IPGH of this Agreement, the Operating Agreement or the Biodiesel Purchase Agreement, or the consummation by IPGH of the transactions contemplated hereby or thereby.

4.6	Financial Statements; Obligations

(a) IPGH has previously provided to RCL (i) the audited consolidated balance sheets of Imperium and its subsidiaries for the year ended December 31, 2005 and the Period from March 5, 2004 (inception) to December 31, 2004, and (ii) the consolidated statements of operations, stockholders’ equity and member’s deficit, and cash flows of Imperium and its subsidiaries for the fiscal year(s) then ended, including the notes thereto (collectively, the “Financial Statements”). The Financial Statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered.

(b) IPGH has no indebtedness, obligation or liability of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) other than indebtedness, obligations and liabilities (i) reflected or reserved against in the Financial Statements or (ii) incurred in the ordinary course consistent with past practices since the date of the Financial Statements.

4.7	Absence of Certain Changes or Events

Except as otherwise set forth in this Agreement, since the date of the Financial Statements, IPGH (i) has not suffered any changes in its business, operations, properties, prospects, assets, results of operations or condition (financial or otherwise) which changes, in the aggregate, have had a Material Adverse Effect, and (ii) IPGH has conducted its business in the ordinary course consistent with past practices.

4.8	Books and Records

IPGH has made available to RCL all books and records and other information relating primarily or exclusively to the operation of the business of IPGH. Such books and records are accurate and complete in all material respects and have been maintained in accordance with sound business practices.

4.9	Contracts

IPGH has delivered to RCL accurate and complete copies of Contracts that are currently in force: (i) which involves annual aggregate expenditures or receipts by IPGH in excess of $100,000, (ii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract to which IPGH is a party that involves any real or personal property involving aggregate annual payments to or from IPGH of more than $100,000, and (iii) any other Contract that is material to the business or assets of IPGH, or under which the consequences of a default or termination would have a Material Adverse Effect. IPGH has applied for (or will apply for prior to completion of the Grays Harbor facility) all permits, licenses and other authorizations necessary for the operation of the facility upon completion.

4.10	Taxes

IPGH has filed on a timely basis all Tax Returns that it was required to file. No such Tax Returns are currently the subject of audit or examination nor has IPGH been notified, in writing or otherwise, of any request for an audit or examination. All Taxes owed by IPGH were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Financial Statements. IPGH has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. IPGH has duly and timely withheld from employee salaries, wages or other compensation, gross income allocated to partners or members (in each case, whether or not paid in cash) and amounts paid to creditors, independent contractors and other third parties to the extent required by law, complied with all information reporting and backup withholding requirements and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable Laws.

4.11	Labor Matters; Employees

To the knowledge of IPGH without further inquiry, IPGH has no employee represented in his or her capacity as an employee by any labor organization, and there are no labor disputes, employee grievances or disciplinary actions, strikes, picketing, lockouts or similar job actions pending or, to the Knowledge of IPGH, threatened against IPGH. IPGH has complied in all material respects with all provisions of Law relating to employment and employment practices, terms and conditions of employment, wages and hours, including, without limitation, equal opportunity, workplace safety, workers’ compensation, Workers Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., and any similar state or local “mass layoff” or “plant closing” Law, discrimination, civil rights, the collection and payment of withholding and/or social security Taxes or other similar Laws. There are no complaints, charges or Claims against IPGH pending or, to the knowledge of IPGH without further inquiry, threatened that could be brought or filed, with any public or Governmental Entity, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ any individual by IPGH.

4.12	Insurance

IPGH has made available to RCL accurate and complete copies of all current insurance policies to which IPGH is a party or under which IPGH, or any manager of IPGH is covered. All insurance policies to which IPGH is a party or that provide coverage to IPGH (i) are valid, outstanding, and enforceable, (ii) are issued by an insurer that is to the knowledge of IPGH financially sound and reputable, (iii) taken together, provide adequate insurance coverage for the assets of IPGH and the operation of the business of IPGH for all risks customarily insured against by a Person carrying on a business similar to the business of IPGH, and (iv) are sufficient for compliance with all Laws and Contracts to which IPGH is a party or by which IPGH is bound. IPGH has paid through the date of this Agreement, and will continue to pay through the Closing Date, all premiums due, and has otherwise performed all of its obligations, under each insurance policy issued to IPGH or that provides coverage to IPGH or a manager of IPGH.

4.13	Compliance with Laws; Anti-Corruption Provisions

(a) IPGH is, and at all times have been, in compliance in all material respects with all Laws that are or were applicable to IPGH or to the conduct or operation of the business of IPGH, or the ownership, operation or use of any of the assets of IPGH, except, in either such case, as would not result in a Material Adverse Effect.

(b) None of IPGH’s shareholders, directors, officers, employees, agents and representatives, or any person acting on behalf of any of them, are not currently (x) officers or employees of the government or any department, agency or instrumentality thereof, (y) officers or employees of any public international organization, or (z) a person acting in an official capacity or on behalf of the government or any department, agency or instrumentality thereof;

(c) Neither IPGH nor any of its shareholders, directors, officers, employees, agents and representatives, nor any person acting on behalf of any of them, in respect of any services for which any of them provides or may have provided to IPGH have agreed or offered to pay any foreign or domestic political contributions, including payments to any political party or candidate;

(d) Neither IPGH nor any of its shareholders, directors, officers, employees, agents and representatives, nor any person acting on behalf of any of them, have been convicted of or pleaded guilty to any offense involving fraud, corruption, or moral turpitude and are not now listed by any government agency as debarred, suspended, proposed for suspension or disbarment;

(e) Neither IPGH nor any of its shareholders, directors, officers, employees, agents and representatives, nor any person acting on behalf of any of them, have made or shall make, either directly or indirectly, any payments or give anything of value to any government official in connection with its activities or in obtaining any other business from any government agency or instrumentality;

(f) Neither IPGH nor any of its shareholders, directors, officers, employees, agents and representatives, nor any person acting on behalf of any of them, have directly or indirectly, made, paid or received, or agreed to give or receive any unlawful bribes, kickbacks, payments, gifts or other similar payments to or from any person or government authority; and

(g) The internal accounting controls of IPGH are believed by IPGH to be adequate to detect any of the actions addressed in (a) through (f) above, as applicable, under current circumstances.

4.14	Legal Proceedings

There is no pending Proceeding (i) that has been commenced by or against IPGH or that otherwise relates to or may affect the business of IPGH, or any of the assets owned or used by IPGH or (ii) that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of IPGH, (A) no such Proceeding has been threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

4.15	Brokers or Finders

Neither IPGH nor any Person acting on behalf of IPGH has directly or indirectly incurred, nor will incur as a result of any action taken by or on behalf of IPGH, any liability for brokerage or finders’ fees or agents’ commissions or any similar fees, charges or payments in connection with this Agreement, or any transaction contemplated hereby.

5.	Representations and Warranties of RCL

RCL represents and warrants to IPGH that the following statements are accurate and complete.

5.1	Organization; Authorization

RCL is a corporation duly organized, validly existing and in good standing under the laws of the country of Liberia. RCL has all requisite corporate power and authority to carry on its business as presently conducted, and to carry out the transactions contemplated in this Agreement, the Operating Agreement and the Biodiesel Purchase Agreement.

5.2	Authorization and Enforceability

All actions on the part of RCL and its officers, directors and shareholders necessary for the due authorization, execution, delivery and performance of this Agreement, the Operating Agreement and the Biodiesel Purchase Agreement, the consummation of the transactions contemplated hereby and thereby, and the performance of all RCL’s obligations under this Agreement, the Operating Agreement and the Biodiesel Purchase Agreement have been taken or will be taken prior to the Closing. This Agreement has been, and the Operating Agreement and the Biodiesel Purchase Agreement will be on or before the Closing, duly executed and delivered by RCL, as contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligation of RCL, enforceable against RCL in accordance with its terms. On execution and delivery by RCL of this Agreement, such agreement will constitute the legal, valid and binding obligation of RCL, enforceable against RCL in accordance with its terms.

5.3	Consents

No notices, reports or other filings are required to be made by RCL with, nor are any consents, licenses, permits, authorizations or approvals required to be obtained by RCL from, any Governmental Entity or any other Person in connection with the execution, delivery and performance by RCL of this Agreement, the Operating Agreement or the Biodiesel Purchase Agreement, or the consummation by RCL of the transactions contemplated hereby or thereby.

5.4	Investment Intent

(a) The RCL Units to be acquired pursuant to the provisions of this Agreement will be, when delivered, acquired by RCL for investment for the account of RCL and not with a view to the subsequent resale or other distribution thereof, except within the limitations prescribed under the rules and regulations under the Securities Act, or in some other manner that will not violate the registration requirements of the Securities Act or any applicable “Blue Sky” laws.

(b) RCL, through its agents, employees, contractors, attorneys, accountants and representatives has been given access to all such books and records and other information as RCL has requested, and access to an opportunity to present questions to representatives of Imperium and IPGH.

5.5	Legal Proceedings

There is no pending Proceeding that has been commenced against RCL that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, the Operating Agreement or the Biodiesel Purchase Agreement. To the knowledge of RCL, (A) no such Proceeding has been threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

5.6	Brokers or Finders

Neither RCL nor any Person acting on behalf of RCL has directly or indirectly incurred, nor will incur as a result of any action taken by or on behalf of RCL, any liability for brokerage or finders’ fees or agents’ commissions or any similar fees, charges or payments in connection with this Agreement, or any transaction contemplated hereby.

5.7	Anti-Corruption Provision

RCL has adopted a Code of Business Conduct and Ethics, applicable to all employees, which includes prohibitions against improper payments for the purpose of obtaining or retaining business.

6.	Certain Covenants

6.1	Access

Prior to the Closing Date, IPGH has given RCL and shall continue to furnish RCL with all documents and information as may be reasonably requested by RCL, and fully cooperate with RCL in their investigation and examination of IPGH. In the event that the Closing under this Agreement shall not occur, RCL shall keep confidential and not use or disclose to any Person any information acquired by RCL from IPGH pursuant to this Section 6.1 or otherwise disclosed in connection with the negotiation of this Agreement, unless IPGH shall give its written consent to the contrary; provided, however, that the foregoing obligations of confidentiality and non-use shall not apply to any information that (i) at the time of disclosure is, or thereafter becomes, available to the public through no breach of this Agreement by RCL; (ii) was known to, or otherwise in the possession of, RCL or its Affiliates prior to the receipt of such information from IPGH; (iii) is obtained by RCL from a source other than IPGH and other than one who would be breaching a commitment of confidentiality to IPGH by disclosing the information to RCL; (iv) is developed by RCL or its Affiliates independently of IPGH’s information; or (v) is required to be disclosed by RCL in connection with a pending Claim.

6.2	Conduct of Business of IPGH Prior to Closing

IPGH shall conduct the business of IPGH in the ordinary course consistent with past practices, and IPGH shall promptly advise RCL in writing of any Material Adverse Change in the business, results of operations, financial condition or prospects of IPGH.

6.3	Consents and Approvals

Imperium and IPGH shall apply for or otherwise use reasonable efforts to obtain the waiver, consent and approval of all Persons whose waiver, consent or approval is required in order to consummate the transactions contemplated by this Agreement, or is required by any Contract.

6.4	Further Assurances

From time to time following the Closing, RCL, Imperium and IPGH shall execute and deliver, or cause to be executed and delivered, to each other additional instruments and documents as the requesting party may reasonably request or as may be otherwise necessary or desirable to carry out the purposes and intent of this Agreement.

7.	Conditions Precedent to RCL’s Obligations

RCL’s obligation to purchase the RCL Units at the Closing shall be subject to the satisfaction at or prior to the Closing of all of the following conditions, each of which is for the sole benefit of RCL and may be waived only in writing RCL:

7.1	No Injunction or Litigation

As of the Closing Date, there shall not be any Claim or Judgment of any nature or type threatened, pending or made by or before any Entity, that questions or challenges the lawfulness of the transactions contemplated by this Agreement or the Operating Agreement under any law or regulation or seeks to delay, restrain or prevent such transactions.

7.2	Representations, Warranties and Covenants

The representations and warranties made by Imperium and IPGH in this Agreement, the Operating Agreement, the Biodiesel Purchase Agreement and any certificate furnished pursuant hereto or thereto shall be accurate and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Imperium and IPGH shall have performed and complied with the covenants and agreements required by this Agreement to be performed and complied with by them on or prior to the Closing Date.

7.3	No Material Adverse Change

From the date of this Agreement to the Closing Date, there shall not have been any change in the assets, including the business, results of operations, financial condition or prospects of IPGH that would constitute a Material Adverse Effect.

7.4	Authorizing Resolutions and Status Certificate

IPGH shall have delivered to RCL (1) a copy of the resolutions adopted by the managers of IPGH in connection with the transactions contemplated hereby and (2) a certificate issued by the Secretary of State of the State of Washington, as of a date reasonably acceptable to RCL, as to the good standing of IPGH.

7.5	Execution of Agreements

Imperium shall have executed and delivered the Operating Agreement and IPGH shall have executed and delivered the Biodiesel Purchase Agreement and all related documents contemplated thereby.

8.	Conditions Precedent to Imperium’s Obligations

Imperium’s obligation to sell the RCL Units to RCL at the Closing shall be subject to the satisfaction at or prior to the Closing of all of the following conditions, each of which is for the sole benefit of Imperium and may be waived only in writing by Imperium:

8.1	No Injunction or Litigation

As of the Closing Date, there shall not be any Claim or Judgment of any nature or type threatened, pending or made by or before any Governmental Entity that questions or challenges the lawfulness of the transactions contemplated by this Agreement, the Operating Agreement or the Biodiesel Purchase Agreement under any law or regulation or seeks to delay, restrain or prevent such transactions.

8.2	Representations, Warranties and Covenants

The representations and warranties made by RCL in this Agreement, the Operating Agreement or the Biodiesel Purchase Agreement or any certificate furnished pursuant hereto or thereto shall be accurate and complete on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. RCL shall have performed and complied with the covenants and agreements required by this Agreement to be performed and complied with by it on or prior to the Closing Date.

8.3	Execution of Agreements

RCL shall have executed and delivered the Operating Agreement, the Biodiesel Purchase Agreement, and all related documents contemplated thereby.

9.	Costs

Each of RCL and IPGH shall be responsible for its own costs and expenses incurred in connection with the preparation, negotiation and delivery of this Agreement, the Operating Agreement and the Biodiesel Purchase Agreement, including but not limited to attorneys’ and accountants’ fees and expenses.

10.	Survival and Indemnification

10.1	Survival

The representations and warranties made by Imperium and IPGH in Section 4.3 of this Agreement and the indemnification provided in Sections 10.2 shall survive the Closing indefinitely. All other representations and warranties made by Imperium and IPGH contained in this Agreement shall survive the Closing for a period of two years after the Closing Date, and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto.

10.2	Indemnification

From and after the Closing Date, Imperium and IPGH jointly and severally, shall indemnify and hold RCL and its Affiliates (the “Indemnified Parties”) harmless from and against, and shall reimburse RCL and its Affiliates for, any and all Losses directly or indirectly arising out of, based on or in connection with any material inaccuracy in any representation or breach of any warranty made by Imperium or IPGH in this Agreement or the Operating Agreement.

10.3	Indemnification Threshold

Neither Imperium nor IPGH shall not have liability for indemnification of RCL with respect to matters described in Section 10.2 unless and until, and only to the extent that, the aggregate amount of all Losses incurred by RCL with respect to such matters, taken together, exceed $50,000.

10.4	Procedure for Third Party Claims

(a) The Indemnified Parties agree to give prompt notice to IPGH of the assertion of any claim by third party or the commencement of any suit, action or proceeding by a third party (a “Third Party Claim”) in respect of which indemnity may be sought under this Article 10. The notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

(b) If Imperium or IPGH, as applicable, admit that the Indemnified Parties are entitled to indemnification with respect to such claim, then Imperium or IPGH, as applicable, shall have the right, on written notice given to Indemnified Parties within 30 days after receipt of the notice from the Indemnified Parties of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the sole expense or Imperium or IPGH, as applicable, with counsel reasonably acceptable to the Indemnified Parties in connection with conducting the defense or handling of such Third Party Claim, and Imperium or IPGH, as applicable, shall defend or handle the same in consultation with the Indemnified Parties, shall keep Indemnified Parties timely apprised of the status of such Third Party Claim and shall not, without the prior written consent of the Indemnified Parties, directly or indirectly assume any position or take any action that would impose any obligation of any kind on or restrict the actions of the Indemnified Parties, which consent shall not be unreasonably withheld. Neither Imperium nor IPGH, as applicable, shall, without the prior written consent of the Indemnified Parties, agree to a settlement of any Third Party Claim that could directly or indirectly lead to liability or create any financial or other obligation on the part of the Indemnified Parties for which Indemnified Parties are not entitled to indemnification hereunder. The Indemnified Parties shall cooperate with the Imperium or IPGH, as applicable, and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing, in the event Imperium or IPGH, as applicable, fail to conduct the defense or handling of any Third Party Claim in good faith after having assumed such defense or handling, then the provisions of Section 10.4(c) shall govern.

(c) If either Imperium or IPGH, as applicable, do not give written notice to the Indemnified Parties, within 30 days after receipt of the notice from the Indemnified Parties of any Third Party Claim, of their election to assume the defense or handling of such Third Party Claim, then the Indemnified Parties may, at the expense of Imperium or IPGH, as applicable, select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate, provided, however, that the Indemnified Parties shall keep the indemnifying party timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Imperium or IPGH, as applicable, which consent shall not be unreasonably withheld. If the Indemnified Parties defend or handle such Third Party Claim, Imperium or IPGH, as applicable, shall cooperate with the Indemnified Parties and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

11.	Termination

11.1	Termination

This Agreement may be terminated before the Closing:

(a) by IPGH, by giving written notice to RCL on or after September __, 2006, if any of the conditions set forth in Section 8 is not satisfied or waived by such date;

(b) by RCL, by giving written notice to IPGH on or after September         , 2006, if any of the conditions set forth in Section 7 is not satisfied or waived by such date;

(c) by Imperium or IPGH, by giving written notice to RCL at any time, if RCL has breached any representation, warranty, covenant or agreement contained in this Agreement;

(d) by RCL, by giving written notice to Imperium or IPGH at any time, if Imperium or IPGH has breached any representation, warranty, covenant or agreement contained in this Agreement; or

(e) by mutual written agreement of Imperium, IPGH, and RCL.

11.2	Effect of Termination

In the event of the termination of this Agreement pursuant to Section 11.1 above, this Agreement shall be terminated and there shall be no other liability on the part of Imperium, IPGH or RCL to the other parties except liability arising out of a material breach of this Agreement or the failure by a party to fulfill its conditions hereunder, in which event the non-breaching party reserves the right to seek all remedies available at law or in equity. In addition in the event of termination of this Agreement (a) each party shall return or destroy all documents containing confidential information of the other party (and, on request, certify as to the destruction thereof), and (b) obligations of confidentiality and non-use with respect to the other party’s confidential information shall survive the termination of this Agreement.

12.	Miscellaneous

12.1	Public Announcements

No party shall make any public announcement in regard to the transactions contemplated by this Agreement without the other party’s prior consent, which consent shall not be unreasonably withheld, except as may be required by law, in which case the parties shall use reasonable efforts to coordinate with each other with respect to the timing, form and content of such required disclosures.

12.2	Severability

If any court determines that any part or provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall be given full force and effect and remain binding on the parties. Furthermore the court shall have the power to replace the invalid or unenforceable part or provision with a provision that accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner. Such replacement shall apply only with respect to the particular jurisdiction in which the adjudication is made.

12.3	Modification and Waiver

This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by all of the parties. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, or in any way affect the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be deemed to be a waiver of any other or subsequent breach.

12.4	Notices

All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be sent by facsimile transmission, or mailed postage prepaid by first-class certified mail, or mailed by a nationally recognized express courier service, or hand-delivered, addressed as follows:

To Imperium or IPGH, delivered or addressed:	Imperium Renewables, Inc. Attention: Martin Tobias, CEO 1418 Third Avenue Suite 300 Seattle, WA 98101 Facsimile No.: (206) 254-0204

With a copy to General Counsel (same address and facsimile number)

To RCL, delivered or addressed:	Royal Caribbean Cruises Ltd. Attention: Vice President of Supply Chain 1050 Caribbean Way Miami, FL 33132 Facsimile No.: 305-982-2966 With a copy to Legal Department

(same address) Facsimile No. 305-539-0562

Either party may change the persons or addresses to which any notices or other communications to it should be addressed by notifying the other parties as provided above. Any notice or other communication, if addressed and sent, mailed or delivered as provided above, shall be deemed given or received three days after the date of mailing as indicated on the certified mail receipt, or on the next business day if mailed by express courier service, or on the date of delivery or transmission if hand-delivered or sent by facsimile transmission.

12.5	Assignment

This Agreement shall not be assigned, in whole or in part, by Imperium, IPGH or RCL without the prior written consent of the other parties. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

12.6	Captions

The captions and headings used in this Agreement have been inserted for convenience of reference only and shall not be considered part of this Agreement or be used in the interpretation thereof.

12.7	Entire Agreement

This Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, representations and statements, whether oral, written, implied or expressed, relating to such subject matter.

12.8	No Third-Party Rights

Nothing in this Agreement is intended, nor shall be construed, to confer on any person or entity other than Imperium, IPGH. RCL (and only to the extent expressly provided herein, their respective Affiliates) any right or remedy under or by reason of this Agreement.

12.9	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement.

12.10	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington as though made and to be fully performed in that State.

12.11	Dispute Resolution; Jurisdiction

(a) Jurisdiction. Any disputes shall be resolved by conciliation, and, failing that, by arbitration according to the Commercial Rules of the American Arbitration Association, using one arbitrator selected in accordance with the rules of the American Arbitration Association. Proceedings shall be conducted in Seattle, WA. The parties shall be entitled to the taking of discovery pursuant to the Federal Rules of Civil Procedure. The decision of the arbitrator shall be binding on the parties. A request for interim measures by a party to a court shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

(b) Injunctive Relief. Notwithstanding any other provision of this Agreement to the contrary, the parties agree that the breach of certain provisions of this Agreement would cause the other irreparable harm for which monetary damages would be inadequate, in which case the aggrieved party may seek injunctive relief before a court of competent jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective representatives hereunto authorized as of the day and year first above written.

IMPERIUM RENEWABLES, INC.		ROYAL CARIBBEAN CRUISES, LTD.

By:	/s/ John Plaza	By:	/s/ Richard D. Fain
	John Plaza		Richard D. Fain
Title:	President	Title:	Chairman & CEO

IMPERIUM GRAYS HARBOR, LLC

By:	/s/ John Plaza
John Plaza
Title:	President

EXHIBIT A

IPGH OPERATING AGREEMENT

SEPARATELY DELIVERED

EXHIBIT B

BIODIESEL PURCHASE AGREEMENT

SEPARATELY DELIVERED

EXHIBIT C

SCHEDULE OF EXCEPTIONS

None.